EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2012

Contact: Paul Richins	July 26, 2012
(801) 566-1200

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2012, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	2Q (April – June)	1H (January – June)
Sales:	(3%)	+24%
Gross Profit:	(3%)	+28%
Operating Income:	+10%	+42%
Net Income:	+21%	+56%
Earnings Per Share:	+19%	+54%

Earnings per share for the most recent twelve months (TTM) were $2.53.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes plus interest expense were $17,600. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD achieved the following profit margins in 2Q 2012 and 1H 2012 compared to 2Q 2011 and 1H 2011:

	2Q 2012 (Apr – Jun)	2Q 2011 (Apr – Jun)	1H 2012 (Jan – Jun)	1H 2011 (Jan – Jun)
Gross Profit Margin (gross profits/ sales):	60.6%	60.3%	60.3%	58.1%
Operating Profit Margin (operating profits/ sales):	35.4%	31.2%	36.1%	31.4%
Net Profit Margin (profit after taxes/ sales):	24.0%	19.1%	24.4%	19.3%

Sales.  The comparison of 2Q 2012 to 2Q 2011 global consolidated sales was negatively affected by the currency exchange impact of a stronger U.S. Dollar (USD or $).  Relative to the USD, the British Pound, the Australian Dollar and the Euro were down 3%, 5% and 11%, respectively. This accounted for more than half of the 3% sales decline when comparing 2Q 2012 to 2Q 2011. The remaining portion of the decline was due to lower hospital utilization rates. In product categories, 2Q 2012 blood pressure monitoring device/ components (BPM) sales were up 20%, neonatal device sales were down 4%, gynecology/ electrosurgery device sales were down 6% and obstetrics device sales were down 16%.  For 1H 2012 compared to 1H 2011 global sales in product categories, BPM sales were up 10%, neonatal device sales were down 5%, gynecology/ electrosurgery device sales were up 56% and obstetrics device sales were down 14%.

International sales in 2Q 2012 were down 7%, and in 1H 2012 were up 31%. International sales were 53% of total consolidated 2Q 2012 sales, and 51% of 1H 2012 sales.  UK subsidiary sales were 46% of total international sales in 2Q 2012, and 45% in 1H 2012.  Australia subsidiary sales were 16% of total international sales in both 2Q 2012 and 1H 2012.  Ireland subsidiary sales were 16% of total international sales in 2Q 2012, and 18% in 1H 2012. UTMD Ireland 2Q 2012 trade shipments were up 43% in U.S. dollar (USD) terms and up 62% in Euro terms. For 1H 2011, UTMD Ireland USD- and Euro-denominated trade shipments were up 42% and 53% respectively.

U.S. domestic sales were up 1% in 2Q 2012 and 17% in 1H 2012 compared to the same periods in 2011. Domestic direct sales of finished devices to U.S. end-users were 2% lower in 2Q 2012, and 5% lower in 1H 2012, a continuation of the experience of lower hospital utilization rates of UTMD’s specialty devices. Domestic sales of OEM components and finished devices to other companies were up 16% for 2Q 2012 and 158% for 1H 2012. Sales of Femcare’s Filshie Clip System devices to Cooper Surgical Inc. in 1H 2012 were up 278% compared to 1H 2011, as UTMD did not own Femcare for most of 1Q 2011. Sales of domestic OEM devices excluding Cooper were up 68% in 2Q 2012 and 35% in 1H 2012 compared to the same periods in 2011.

Gross Profit.  UTMD’s gross profit margin (GPM), gross profits divided by sales, was 60.6% in 2Q 2012 and 60.3% in 1H 2012 compared to 60.3% and 58.1% in the same periods in the prior year.

Operating Income.  UTMD’s 2Q and 1H 2012 operating profit margins (OPMs), operating income divided by sales, were 35.4% and 36.1% respectively, compared to 31.2% and 31.4% in the same periods of 2011. Operating expenses in 2Q 2012 were $508 lower than in 2Q 2011.  About a third of the $508 decline was in sales and marketing (S&M) expenses, and two-thirds in general and administrative (G&A) expenses, as a result of consolidating resources after the acquisition of Femcare, and the lack of Femcare acquisition costs in 2012 which were expensed in G&A in 2011. In summary, the higher OPMs in 2012 were due to 1) higher GPM, 2) lack of acquisition expenses experienced in the prior year, and 3) improved productivity of S&M and G&A resources.

Earnings before Tax (EBT).  Compared to 2Q 2011, 2Q 2012 EBT improved not only as a result of $319 higher operating income despite $352 lower sales (i.e., improved GPM and OPM), but also from $131 lower interest expense as a result of rapidly repaying the debt obtained to help acquire Femcare in March 2011. Interest expense in 1H 2012 was about the same as in 1H 2011 as the debt needed to finance Femcare was not funded until March 18, 2011. Total interest expense in 2Q and 1H 2012 was $171 and $360, respectively, compared to $302 and $353 in the same periods of 2011.  In contrast to the negative impact on sales, the currency exchange resulting from a stronger USD had a positive impact on consolidating operating expenses from UTMD’s UK, Ireland and Australia subsidiaries.  In summary, 2Q and 1H 2012 EBT margins were 34.2% and 34.7%, respectively, compared to 28.4% and 29.7% in the same periods of 2011.

Net Income. UTMD’s net income increased 21% in 2Q 2012 and 56% in 1H 2012 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 2Q 2012 and 1H 2012 net profit margins (NPMs), net income divided by sales, remained very healthy at 24.0% and 24.4% compared to 19.1% and 19.3% for 2Q 2011 and 1H 2011, respectively. As of April 1, 2012, the UK corporate income tax rate was reduced to 25% from 26%.

Earnings per share (EPS).  2Q 2012 EPS increased 10.3 cents (19%) compared to 2Q 2011 as a result of the improved profit margins and lower corporate income tax rate in the UK. For 1H 2012, EPS increased 49.3 cents (54%) compared to 1H 2011, as the Femcare acquisition was completed near the end of 1Q 2011. Actual diluted shares used to calculate 2Q 2012 EPS increased to 3,710,827 from 3,644,616 in 2Q 2011. Diluted shares used to calculate 1H 2012 EPS increased to 3,693,590 from 3,638,415 in 1H 2011. The increases were due to a higher average share price in the stock market during 2012 compared to the prior year, and exercises of employee/ director options. The Company has not repurchased any of its shares to date in 2012.  The same was true in 2011. Notwithstanding, the Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2Q 2012 was $33.53 compared to $27.00 at the end of calendar year 2011, and $26.26 at the end of 2Q 2011.

Income Statement Summary.  The 2Q 2012 provided further evidence that UTMD is achieving its plan for growth in EPS from synergies achieved after the acquisition of Femcare in 2011, despite current worldwide economic challenges. As was the case after 1Q 2012, the most recent 2Q results allow management to increase its EPS estimate for the year of 2012 to a range of $2.50 - $2.60, an annual EPS increase of 23% - 28% compared to 2011.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2012 and 1H 2012 consolidated earnings before taxes plus interest expense were $4,438 and $9,404 respectively.

UTMD’s June 30, 2012 balance sheet compared with its December 31, 2011 balance sheet demonstrates continued improvement. Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. As of June 30, 2012, that debt balance was $16,210. In just five calendar quarters, UTMD has repaid 40% of the debt. 1H 2012 capital expenditures were $133, less than depreciation of fixed assets by $201.

Key balance sheet changes from the end of 2011 follow:

[Million $$]
Cash & Investments:	+1.4
Receivables & Inventory:	+0.2
Intangible Assets (net):	(0.9)
Total Current Liabilities:	+1.1
Notes Payable:	(5.1)
Shareholders’ Equity:	+4.8

Financial ratios as of June 30, 2012 follow:
1)  Current Ratio (including the current portion of loans) = 1.7
2)  Days in Receivables (based on 2Q sales activity) = 42
3) Average Inventory Turns (based on 2Q CGS) = 3.3
4) Year-to-Date ROE = 24% (prior to dividend payments)
       = 16% (after accrual of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 32,825 in 2Q 2012 compared to 18,200 in 2Q 2011, and 30,099 in 1H 2012 compared to 15,200 in 1H 2011.  The actual number of outstanding shares at the end of 2Q 2012 was 3,684,600 which included 2Q 2012 employee option exercises of 16,600 shares.  The total number of outstanding unexercised options at June 30, 2012 was 183,500 shares at an average exercise price of $25.89/ share, including shares awarded but not vested.  This compares to 263,700 option shares outstanding at the end of 2Q 2011 at an average exercise price of $25.26/ share. No option shares have been awarded to date in 2012.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2012 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30) (in thousands except earnings per share):

	2Q 2012	2Q 2011	Percent Change
Net Sales	$10,025	$10,377	(3.4%)
Gross Profit	6,071	6,260	(3.0%)
Operating Income	3,552	3,233	+9.9%
Income Before Tax	3,430	2,952	+16.2%
Net Income	2,401	1,982	+21.1%
Earnings Per Share	$0.647	$0.544	+19.0%
Shares Outstanding (diluted)	3,711	3,645

INCOME STATEMENT, First Half (6 months ended June 30) (in thousands except earnings per share):

	1H 2012	1H 2011	Percent Change
Net Sales	$21,230	$17,170	+23.7%
Gross Profit	12,809	9,969	+28.5%
Operating Income	7,667	5,390	+42.2%
Income Before Tax	7,367	5,094	+44.6%
Net Income	5,190	3,319	+56.4%
Earnings Per Share	$1.405	$0.912	+54.0%
Shares Outstanding (diluted)	3,694	3,638

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2012	(unaudited) MAR 31, 2012	(audited) DEC 31, 2011	(unaudited) JUN 30, 2011
Assets
Cash & Investments	$7,984	$8,239	$6,599	$6,350
Accounts & Other Receivables, Net	5,089	6,065	4,734	4,965
Inventories	4,834	4,835	5,005	5,021
Other Current Assets	745	853	678	728
Total Current Assets	18,652	19,992	17,016	17,064
Property & Equipment, Net	8,532	8,813	8,805	9,529
Intangible Assets, Net	49,696	51,162	50,568	54,174
Total Assets	$76,880	$79,967	$76,389	$80,767

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,345	$6,317	$4,201	$4,391
Current Portion of Notes Payable	5,406	5,485	5,430	5,573
Total Current Liabilities	10,751	11,802	9,631	9,964
Notes Payable (excluding current portion)	11,154	14,042	16,242	20,590
Other LT Liabilities	438	446	434	592
Deferred Tax Liability – Intangible	8,216	8,379	8,549	8,832
Deferred Revenue and Income Taxes	773	768	777	792
Shareholders’ Equity	45,548	44,530	40,756	39,997
Total Liabilities & Shareholders’ Equity	$76,880	$79,967	$76,389	$80,767